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Exhibit 99.2

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Company Information Center
March 11, 2004 02:16 AM US Eastern Timezone

Peninsula Gaming Announces Offering
of Senior Secured Notes

DUBUQUE, Iowa—(BUSINESS WIRE)—March 11, 2004—Diamond Jo, LLC (formerly known as Peninsula Gaming Company, LLC) and The Old Evangeline Downs, LLC (together, the "Company") announced today that they intend to refinance their existing debt with a proposed offering of $230 million of senior secured notes due 2012 and a new credit facility. Jefferies & Company, Inc. will serve as the initial purchaser in the offering, which remains subject to regulatory approval.

This announcement is not an offer to purchase or sell, a solicitation of an offer to purchase or sell, or a solicitation of consents with respect to, any securities. The offering of the senior secured notes will be made solely by, and subject to the terms and conditions set forth in, an offering circular.

Diamond Jo, LLC owns and operates the Diamond Jo Casino, a riverboat located in Dubuque, Iowa. The Old Evangeline Downs, LLC owns and operates a racino located in Opelousas, Louisiana.

This press release may include forward-looking statements that are covered under the "Safe-Harbor" clause of the Private Securities Litigation Reform Act of 1995. Such statements are based upon current expectations and assumptions. Actual results could differ materially from those currently anticipated as a result of known and unknown risks and uncertainties. The Company disclaims any obligation to update any forward-looking statement to incorporate developments occurring after release of this announcement.

Contacts:

Peninsula Gaming, Dubuque
M. Brent Stevens, 310-444-5678

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Peninsula Gaming Announces Offering of Senior Secured Notes